Exhibit 16.1

Killman, Murrell & Company, P.C.
Certified Public Accountants

1931 E. 37th Street, Suite 7	2626 Royal Circle	3300 N. A Street, Bldg. 4, Suite 200
Odessa, Texas 79762	Kingwood, Texas 77339	Midland, Texas 79705
(432) 363-0067	(281) 359-7224	(432) 686-9381
Fax (432) 363-0376	(281) 359-7112	Fax (432) 686-6722

February 17, 2011

Mr. Harry Graves, Chief Financial Officer
USA Synthetic Fuel Corporation
312 Walnut Street, Suite 1600
Cincinnati, OH 45202

Dear Sir:

We have reviewed the information included in the Form 8K dated February 17, 2011 related to our resignation, and we do not agree with “certain” statements included therein.

USA Synthetic Fuel Corporation’s (“the Company”) management is experienced in the filing of documents with the SEC and knows or should know that no documents which include our audit report or a reference thereto can be filed without our expressed approval.  This problem surfaced from the beginning of our relationship.  The initial Form 10 had to be withdrawn because we had not approved the filing and there were numerous changes that had to be made.

In June 2010 the Company’s management was given a list of documents and other information required before we could start a review of subsequent financial statements (after March 31, 2010).  For this reason no review engagement letter was provided to the Company. This was done due to problems experienced in obtaining audit and review documentation.  As of this date we do not have an engagement letter to review any subsequent financial statements.

The coal reserves that provide the support for the BOE estimates were previously owned by Global Energy, Inc. (“Global”), a company controlled by Mr. Harry Graves.  Global filed a Form S-1 on October 10, 2007, in which these same coal reserves were valued at less than $30 million.  The documents related to the transfer of ownership control from Mr. Graves to Interfuel E & P, Ltd., have not been provided.  These documents are necessary to determine the appropriate accounting basis for the coal.  Also, Mr. Graves previous ownership of the coal reserves was not disclosed in the Form 10 or its amendments and, according to documents provided, Mr. Graves owns a minority interest in Interfuel E & P, Ltd.

Our original letter regarding the filing of Form 8K was dated January 20, 2011, which should have been the filing date as required by the SEC rules.

Respectfully,

/s/ Killman, Murrell & Company, P. C.
Killman, Murrell & Company, P. C.